Exhibit 99.1

Graham Corporation Reports Net Income of $1.6 million on

$24.3 million in Sales for the Third Quarter of Fiscal 2012

•	Increase in sales of 27% included full quarter of Energy Steel acquisition; organic business up 13%

•	Operating margin expanded to 11% reflecting leverage from higher volume

•	Earnings per diluted share of $0.16

•	Full year revenue outlook tightened to range of $105 million to $108 million

•	Orders of $21.9 million in the quarter include orders for new nuclear energy facilities

BATAVIA, NY, January 27, 2012 – Graham Corporation (NYSE Amex: GHM), a designer and manufacturer of critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear power plants, today reported its financial results for its third quarter and nine-month period ended December 31, 2011. Graham’s current fiscal year ends March 31, 2012, and is referred to as “fiscal 2012.” Results include Energy Steel & Supply Co., which was acquired by Graham on December 14, 2010. Year-over-year comparisons do not include the full results of Energy Steel in the prior year’s periods. Energy Steel is a nuclear code-accredited fabrication and specialty machining company that manufactures heat exchangers, structural weldments and valve and pump replacement parts for the nuclear power generation industry.

Net sales in the third quarter of fiscal 2012 were $24.3 million, up from net sales of $19.2 million in the third quarter of the fiscal year ended March 31, 2011, which is referred to as “fiscal 2011”. Organic sales increased $2.4 million, or 13%, to $21.0 million. Energy Steel contributed $3.4 million to net sales in fiscal 2012’s third quarter and represented approximately 53% of the growth in the quarter.

Net income was $1.6 million, or $0.16 per diluted share, in fiscal 2012’s third quarter compared with $0.8 million, or $0.08 per diluted share, in the same prior year period. Included in fiscal 2011’s third quarter net income was $0.5 million, or $0.05 per diluted share, of transaction costs related to the acquisition of Energy Steel.

Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “We had a solid quarter with margins reflecting both leverage gained from improved volume and a somewhat better pricing environment as we continue to operate in what we believe is the early stages of a global industrial recovery.”

Nuclear energy projects and naval nuclear propulsion program contribute to growth

Sales to the U.S. market doubled to $13.9 million, or 57% of total sales, in fiscal 2012’s third quarter compared with $6.9 million in the same prior year period. Sales for Energy Steel, which are substantially all in the U.S, represented 36%, or $2.6 million, of the increase in U.S. sales in the quarter. International sales in the third quarter of fiscal 2012 were $10.4 million compared with $12.3 million in the same prior year period. International sales represented 43% of total sales in the third quarter of fiscal 2012 compared with 64% in the third quarter of fiscal 2011.

In the third quarter of fiscal 2012, $7.5 million of sales were to the refining industry, down slightly from $7.6 million of sales in the same period of the prior year, while sales to the power market in the third quarter were up $2.0 million to $6.5 million. The increase reflects the addition of Energy Steel, which sells exclusively to nuclear energy facilities (power generation market). Sales to other commercial and

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Graham Corporation Reports Net Income of $1.6 million on $24.3 million in Sales for the

Third Quarter of Fiscal 2012

January 27, 2012

industrial applications in the third quarter increased $1.7 million to $5.6 million from $3.9 million in the same prior-year period, which primarily reflects revenue recognized for the U.S. Navy aircraft carrier nuclear propulsion program. Other commercial and industrial applications accounted for 23% of sales during the third quarter of fiscal 2012 compared with 20% in the prior year’s third quarter. Sales to the chemical/petrochemical market increased $1.5 million, or 47%, to $4.7 million as petrochemical operations continue to expand domestically due to low cost natural gas and to grow globally in order to support developing middle classes in emerging markets.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve to twenty-four month period.

Operating leverage realized on improved volume

Gross profit was $6.5 million, or 27% of sales, in the third quarter of fiscal 2012 compared with $4.8 million, or 25% of sales, in the third quarter of fiscal 2011. Improved profit margin was the result of greater absorption of costs through increased facility utilization on higher volume and improved prices.

Selling, general and administrative, or SG&A, expenses in the third quarter of fiscal 2012 were $3.8 million. As a result of improved operating leverage from higher sales, SG&A was 15% of sales in fiscal 2012’s third quarter compared with 19% in the prior year’s third quarter.

Operating profit in the third quarter of fiscal 2012 was $2.6 million, up from $1.2 million in the prior year’s third quarter. Operating margin expanded to 11% in the current quarter compared with 6% in the prior fiscal year’s third quarter reflecting the leverage gained on higher sales and better pricing.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, was $3.2 million, or 13% of sales, in the third quarter of fiscal 2012 compared with $2.3 million, or 12% of sales, in the same period of the prior fiscal year when excluding acquisition related transaction costs. Graham believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. The attached tables provide a reconciliation of Net Income to EBITDA.

First Nine Months Fiscal 2012 Review

Net sales for the first nine months of fiscal 2012 were $82.9 million compared with $48.3 million in the same prior year period. Organic sales increased $20.9 million, or 43.9%, to $68.5 million, while Energy Steel contributed $14.5 million to net sales in fiscal 2012’s first nine months. The strong sales growth during the nine-month period reflected the addition of Energy Steel, the ongoing production of certain major refinery projects, the progress made on the U.S. Navy’s nuclear propulsion project, and what Graham believes is the early stages of an economic recovery in its markets. International sales were 48% of sales during the first nine months of fiscal 2012 compared with 59% in the same prior year period. International sales increased to $40 million in the fiscal 2012 nine-month period compared with $28.4 million during the same prior-year period. U.S. sales were 52% of sales for the fiscal 2012 nine-month period, compared with 41% in the same period of the prior year. U.S. sales increased $23.0 million, with Energy Steel contributing approximately 60% of the increase.

Sales in all industries grew measurably, except for the chemical/petrochemical market. Sales to the chemical/petrochemical market were negatively impacted primarily as a result of the timing of projects released.

Gross profit for the current nine-month period was $27.5 million, or 33% of sales, compared with $13.9 million, or 29% of sales, in the same prior-year period. Such expansion reflects the quality of the projects that were in production during the period, strong pricing as well as operating leverage gained in operating facilities because of higher volume.

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Graham Corporation Reports Net Income of $1.6 million on $24.3 million in Sales for the

Third Quarter of Fiscal 2012

January 27, 2012

SG&A expenses increased to $11.8 million in the fiscal 2012 nine-month period compared with $9.2 million in the first nine months of fiscal 2011. Higher SG&A was the result of investments in personnel to execute on Graham’s diversification strategy and the addition of Energy Steel. As a percentage of sales, SG&A was 14% in the first nine months of fiscal 2012 compared with 19% in the same period in the prior year. The improvement on a percentage basis reflects the operating leverage gained as sales increase at a greater rate than required spending.

Net income in the first nine months of fiscal 2012 was $10.1 million, or $1.01 per diluted share, compared with net income of $3.2 million, or $0.32 per diluted share, in the same period of fiscal 2011. Excluding transaction costs associated with the acquisition of Energy Steel, fiscal 2011’s first nine months net income and diluted earnings per share were $3.7 million and $0.37, respectively.

Solid balance sheet with strong cash position and no debt

Net cash provided by operating activities in the first nine months of fiscal 2012 was $3.9 million compared with cash used in operations of $5.8 million in the prior-year period. The increase in cash provided by operations was primarily related to growth in net income.

Cash, cash equivalents and investments at December 31, 2011 were $44.5 million compared with $37.7 million at September 30, 2011 and $43.1 million at March 31, 2011. The increase was primarily due to the generation of cash from operations and the timing of working capital requirements.

Capital expenditures were $1.1 million in the third quarter of fiscal 2012, compared with $0.7 million in the third quarter of fiscal 2011. Higher capital expenditures during fiscal 2012, which are expected to be approximately $3.0 million to $3.5 million for the full year, have been primarily related to investments in machinery and equipment to improve productivity, expand production operations, and enhance information technology.

Graham has a credit facility that provides a $25 million revolving credit line, which is expandable to up to $50 million. Graham had no borrowings outstanding under the credit facility at the end of the third quarter, excluding $8.3 million in outstanding letters of credit.

Order strength reflects success of diversification strategy

Orders during the third quarter of fiscal 2012 were $21.9 million, up 23% from $17.8 million in the third quarter of fiscal 2011. Approximately 44% of the total order value, or $9.7 million, in the third quarter of fiscal 2012 was won by Energy Steel. Excluding Energy Steel, organic orders declined 28%, or $4.7 million, in the third quarter compared with the same period in the prior year. Total orders for the power market, which includes nuclear energy, were $10.9 million, up from $1.5 million in the prior year. For the organic business, orders from the chemical/petrochemical market more than doubled to $4.7 million, helping to offset the $6.2 million decline in orders from the refining industry.

Orders from U.S. customers represented 80%, or $17.6 million, of total orders during the third quarter of fiscal 2012. Energy Steel, which primarily does business in the U.S., had approximately 55% of these domestic orders in the quarter. Graham expects that orders will continue to be variable between quarters, but in the long run relatively balanced between domestic and international markets given both the addition of Energy Steel and the anticipated continued growth in the Asian and Latin American markets.

Graham’s backlog was $72.6 million at December 31, 2011, down from $75.1 million at the end of the trailing second quarter and also down from $90.5 million at December 31, 2010. Included in backlog was $12.8 million associated with Energy Steel, which improved when compared with its backlog of $6.8 million at September 30, 2011. At December 31, 2011, approximately 40% of backlog was related to other industrial or commercial applications, which included the U.S. Navy carrier project order. In addition, 14% of backlog was related to refinery projects, 24% for power projects, including nuclear, and 22% for chemical and petrochemical projects as of the end of the third quarter.

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Graham Corporation Reports Net Income of $1.6 million on $24.3 million in Sales for the Third Quarter of Fiscal 2012

January 27, 2012

Approximately 85% to 90% of orders currently in backlog are expected to be converted to sales within the next 12 months. The U.S. Navy project order, which was received in December 2009, continues to have a measurable impact on backlog and conversion. While a significant portion of the project has converted during fiscal 2012, more than 50% of the order is expected to still be in backlog at the end of fiscal 2012.

Full year revenue outlook tightened to range of $105 million to $108 million

Graham now expects for fiscal 2012 that revenue will be in the range of $105 million to $108 million, gross profit margin will be 32% to 33%, SG&A will be about 15% of total annual sales, and the effective tax rate for the year will approximate 34%.

Mr. Lines noted, “We benefitted earlier this year from the shipment of orders that had been received during the strong part of the last up cycle, and now are seeing the impact of the current industrial economy and pricing environment. While improving, recovery is still in the early stages. Orders were bolstered this quarter by the success of Energy Steel in the new-build nuclear energy arena, but overall the decline in the refining industry was apparent in the organic business despite a surge in orders from the petrochemical industry. Although the early stages of the recovery have been protracted, based on the strength of our pipeline and the number of quality projects in consideration, we remain bullish on the long-term outlook for our industry.”

Webcast and Conference Call

Graham will host a conference call and live webcast today at 11:00 a.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey F. Glajch, Vice President—Finance & Administration and Chief Financial Officer, will review Graham’s financial condition and operating results for the third quarter and first nine months of fiscal 2012, as well as Graham’s strategy and outlook. Their review will be accompanied by a slide presentation which will be available on Graham’s Web site at www.graham-mfg.com. A question and answer session will follow the formal discussion.

Graham’s conference call can be accessed by dialing 1-201-689-8560. The webcast can be monitored on Graham’s Web site at www.graham-mfg.com.

A telephonic replay will be available from 2:00 p.m. Eastern Time on the day of release through February 3, 2012. To listen to the archived call, dial 1-858-384-5517, and enter conference ID number 386497. A transcript will also be available on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For 75 years, Graham has built a reputation for top quality, reliable products and high standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

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Graham Corporation Reports Net Income of $1.6 million on $24.3 million in Sales for the Third Quarter of Fiscal 2012

January 27, 2012

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “appears,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to Graham’s acquisition of Energy Steel & Supply Co. (including but not limited to, the integration of the acquisition of Energy Steel, revenue, backlog and expected performance of Energy Steel, and expected expansion and growth opportunities within the domestic and international nuclear power generation markets), anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey Glajch, Vice President - Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Net Income of $1.6 million on $24.3 million in Sales for the Third Quarter of Fiscal 2012

January 27, 2012

Graham Corporation Third Quarter Fiscal 2012

Condensed Consolidated Statements of Operations and Retained Earnings

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$24,329	$19,215	$82,936	$48,289
Cost of goods sold	17,867	14,464	55,477	34,341

Gross profit	6,462	4,751	27,459	13,948

Gross profit margin	26.6%	24.7%	33.1%	28.9%
Expenses and other income:
Selling, general and administrative	3,764	3,583	11,754	9,163
Amortization	56	11	163	17

Operating profit	2,642	1,157	15,542	4,768

Operating profit margin	10.9%	6.0%	18.7%	9.9%
Interest income	(12)	(13)	(48)	(47)
Interest expense	55	14	260	30

Income before income taxes	2,599	1,156	15,330	4,785
Provision for income taxes	959	397	5,206	1,591

Net income	$1,640	$759	$10,124	$3,194

Per share data:
Basic:
Net income	$0.16	$0.08	$1.02	$0.32

Diluted:
Net income	$0.16	$0.08	$1.01	$0.32

Weighted average common shares outstanding:
Basic:	9,955	9,899	9,954	9,919
Diluted:	9,991	9,930	9,991	9,956
Dividends declared per share	$0.02	$0.02	$0.06	$0.06

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Graham Corporation Reports Net Income of $1.6 million on $24.3 million in Sales for the Third Quarter of Fiscal 2012

January 27, 2012

Graham Corporation Third Quarter Fiscal 2012

Condensed Consolidated Balance Sheets

(Amounts in thousands, except per share data)

(Unaudited)

	December 31,	March 31,
	2011	2011
Assets
Current assets:
Cash and cash equivalents	$42,518	$19,565
Investments	2,000	23,518
Trade accounts receivable, net of allowances ($43 and $26 at December 31 and March 31, 2011, respectively)	10,396	8,681
Unbilled revenue	12,637	14,280
Inventories	5,969	8,257
Prepaid expenses and other current assets	605	826
Income tax receivable	513	—
Deferred income tax asset	2,182	2,015

Total current assets	76,820	77,142
Property, plant and equipment, net	13,361	11,705
Prepaid pension asset	7,304	6,680
Goodwill	6,938	6,914
Permits	10,300	10,300
Other intangible assets, net	5,012	5,218
Other assets	115	112

Total assets	$119,850	$118,071

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$84	$47
Accounts payable	6,330	9,948
Accrued compensation	5,074	4,580
Accrued expenses and other current liabilities	3,248	3,448
Customer deposits	7,985	12,854
Income taxes payable	—	1,772

Total current liabilities	22,721	32,649
Capital lease obligations	227	116
Accrued compensation	289	259
Deferred income tax liability	9,326	8,969
Accrued pension liability	231	234
Accrued postretirement benefits	920	892
Other long-term liabilities	1,680	1,297

Total liabilities	35,394	44,416

Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $1.00 par value -
Authorized, 500 shares
Common stock, $.10 par value -
Authorized, 25,500 shares
Issued, 10,292 and 10,216 shares at December 31 and March 31, 2011, respectively	1,029	1,022
Capital in excess of par value	17,462	16,322
Retained earnings	74,153	64,623
Accumulated other comprehensive loss	(4,753)	(5,012)
Treasury stock (354 and 350 shares at December 31 and March 31, 2011, respectively)	(3,435)	(3,300)

Total stockholders’ equity	84,456	73,655

Total liabilities and stockholders’ equity	$119,850	$118,071

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Graham Corporation Reports Net Income of $1.6 million on $24.3 million in Sales for the Third Quarter of Fiscal 2012

January 27, 2012

Graham Corporation Third Quarter Fiscal 2012 Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Nine Months Ended December 31,
	2011	2010
Operating activities:
Net income	$10,124	$3,194
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	1,177	890
Amortization	283	118
Amortization of unrecognized prior service cost and actuarial losses	293	218
Discount accretion on investments	(4)	(44)
Stock-based compensation expense	465	336
Gain on disposal of property, plant and equipment	5	18
Deferred income taxes	192	(577)
(Increase) decrease in operating assets:
Accounts receivable	(1,657)	2,803
Unbilled revenue	1,642	(3,852)
Inventories	2,264	1,149
Income taxes receivable/payable	(2,196)	690
Prepaid expenses and other current and non-current assets	(224)	(271)
Prepaid pension asset	(624)	(582)
Increase (decrease) in operating liabilities:
Accounts payable	(3,665)	(1,551)
Accrued compensation, accrued expenses and other current and non-current liabilities	678	(480)
Customer deposits	(4,893)	(7,961)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	54	54

Net cash provided (used) by operating activities	3,914	(5,848)

Investing activities:
Purchase of property, plant and equipment	(2,621)	(1,435)
Proceeds from disposal of property, plant and equipment	4	14
Purchase of investments	(16,398)	(138,402)
Redemption of investments at maturity	37,920	180,990
Acquisition of Energy Steel & Supply Co.	384	(17,900)

Net cash provided by investing activities	19,289	23,267

Financing activities:
Principal repayments on capital lease obligations	(57)	(49)
Issuance of common stock	378	146
Dividends paid	(594)	(592)
Purchase of treasury stock	(221)	(874)
Excess tax deduction on stock awards	197	66

Net cash used by financing activities	(297)	(1,303)

Effect of exchange rate changes on cash	47	54

Net increase in cash and cash equivalents	22,953	16,170
Cash and cash equivalents at beginning of year	19,565	4,530

Cash and cash equivalents at end of year	$42,518	$20,700

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Graham Corporation Reports Net Income of $1.6 million on $24.3 million in Sales for the

Third Quarter of Fiscal 2012

January 27, 2012

Graham Corporation Third Quarter Fiscal 2012

EBITDA Reconciliation

(Unaudited)

Quarter Ended:	12/31/2011	12/31/2010
($ in millions)
Net Income	$1.64	$0.76
+ Acquisition Transaction Costs	—	$0.67
+ Interest Expense	$0.06	$0.01
- Interest Income	$(0.01)	$(0.01)
+ Income Tax Provision	$0.96	$0.40
+ Depreciation & Amortization	$0.52	$0.43
EBITDA	$3.17	$2.26

Adjusted EBITDA is defined as consolidated net income before acquisition related expenses, interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management. Because Adjusted EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Net Income of $1.6 million on $24.3 million in Sales for the

Third Quarter of Fiscal 2012

January 27, 2012

Graham Corporation Third Quarter Fiscal 2012

Additional Information

ORDER & BACKLOG TREND

(Amounts in millions)

	Q211 9/30/10	Q311 12/31/10	Q411 3/31/11	FY2011 3/31/11	Q112 6/30/11	Q212 9/30/11	Q312 12/31/11
Orders	$10.5	$17.8	$26.8	$63.2	$19.0	$23.5	$21.9
Backlog	$83.3	$90.5	$91.1	$91.1	$85.2	$75.1	$72.6

SALES BY INDUSTRY FY 2012

(Amounts in millions)

FY 2012	Q1 6/30/11	% of Total	Q2 9/30/11	% of Total	Q3 12/31/11	% of Total	YTD 12/31/11	% of Total
Refining	$12.0	48%	$12.2	36%	$7.5	31%	$31.7	38%
Power	$5.6	23%	$10.3	31%	$6.5	27%	$22.4	27%
Chemical/ Petrochemical	$3.1	12%	$4.1	12%	$4.7	19%	$11.9	14%
Other Commercial and Industrial	$4.3	17%	$7.0	21%	$5.6	23%	$16.9	21%

Total	$25.0		$33.6		$24.3		$82.9

SALES BY INDUSTRY FY 2011

(Amounts in millions)

FY 2011	Q1 6/30/10	% of Total	Q2 9/30/10	% of Total	Q3 12/31/10	% of Total	Q4 3/31/11	% of Total	FY2011 3/31/11	% of Total
Refining	$3.3	25%	$5.3	34%	$7.6	40%	$9.8	38%	$26.0	35%
Power	$1.1	8%	$2.4	15%	$4.5	23%	$8.3	32%	$16.3	22%
Chemical/ Petrochem	$5.3	39%	$5.0	32%	$3.2	17%	$2.8	11%	$16.3	22%
Other Commercial and Industrial	$3.7	28%	$3.0	19%	$3.9	20%	$5.0	19%	$15.6	21%

Total	$13.4		$15.7		$19.2		$25.9		$74.2

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Graham Corporation Reports Net Income of $1.6 million on $24.3 million in Sales for the Third Quarter of Fiscal 2012

January 27, 2012

Graham Corporation Third Quarter Fiscal 2012

Additional Information (Continued)

SALES BY REGION FY 2012

(in millions)

FY 2012	Q1 6/30/11	% of Total	Q2 9/30/11	% of Total	Q3 12/31/11	% of Total	YTD 12/31/11	% of Total
United States	$11.2	45%	$17.8	53%	$13.9	57%	$42.9	52%
Middle East	$6.6	26%	$5.2	16%	$2.7	11%	$14.5	17%
Asia	$2.9	12%	$6.5	19%	$3.9	16%	$13.3	16%
Other	$4.3	17%	$4.1	12%	$3.8	16%	$12.2	15%

Total	$25.0		$33.6		$24.3		$82.9

SALES BY REGION FY 2011

(in millions)

FY 2011	Q1 6/30/10	% of Total	Q2 9/30/10	% of Total	Q3 12/31/10	% of Total	Q4 3/31/11	% of Total	FY2011 3/31/11	% of Total
United States	$5.5	41%	$7.5	48%	$6.9	36%	$13.5	52%	$33.4	45%
Middle East	$0.8	6%	$1.6	10%	$4.3	22%	$5.2	20%	$11.9	16%
Asia	$4.5	34%	$3.5	22%	$4.7	25%	$3.4	13%	$16.1	22%
Other	$2.6	19%	$3.1	20%	$3.3	17%	$3.8	15%	$12.8	17%

Total	$13.4		$15.7		$19.2		$25.9		$74.2

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